UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

Alamo Energy Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-52687 (Commission File Number)	98-0489669 (IRS Employer Identification No.)

10497 Town and Country Way, Suite 820, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

(832) 436-1832
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

Note and Warrants.

On May 24, 2011, Alamo Energy Corp. (the “Registrant”) borrowed an additional $50,000 from Eurasian Capital Partners Limited (“Eurasian”) pursuant to the original $2,400,000 Note and Warrant Purchase Agreement with Eurasian entered into in April 2011. The Registrant issued a senior secured convertible promissory note to Eurasian in the amount of $50,000 (“Note”).  The Note is due on April 12, 2014, or upon default, whichever is earlier, and bears interest at the annual rate of 8%.  The Note has an optional conversion feature by which Eurasian can convert the principal and accrued interest into shares of the Registrant’s common stock at a conversion price of $1.00 per share.  This brief description of the Note is only a summary of the material terms and is qualified in its entirety by reference to the full text of the Note as attached in Exhibit 4.1 to this report. In connection with the Note, Eurasian also received warrants to purchase fifty thousand (50,000) shares of the Registrant’s common stock at a purchase price of $1.25 per share (“Warrants”). The Warrants expire five years from the date of the investment.  This brief description of the Warrants is only a summary of the material terms and is qualified in its entirety by reference to the full text of the Warrants as attached in Exhibit 4.2 to this report.

The Note and Warrants were issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 2.03 for a description of the Note and the Warrants, which is incorporated herein by reference.

Item 9.01 Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description of Exhibit
4.1	Form of Senior Secured Convertible Promissory Note.
4.2	Form of Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Alamo Energy Corp.

Date: May 26, 2011	By:	/s/ Allan Millmaker
Allan Millmaker Chief Executive Officer